AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
W. R. GRACE & CO.
Adopted in accordance with the provisions
of §303, §242 and §245 of the
General Corporation Law of the State of Delaware
* * * * * * *
W. R. Grace & Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
The name of the Corporation is “W. R. Grace & Co.”
The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 6, 1997, under the name Grace Specialty Chemicals, Inc.
The Corporation and certain of the Corporation’s direct and indirect subsidiaries filed a joint plan of reorganization (as amended, modified and supplemented, and including the exhibits and schedules thereto, the “Plan”) which, pursuant to chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order, entered January 31, 2011, of the United States Bankruptcy Court for the District of Delaware, a court having jurisdiction of a proceeding under the Bankruptcy Code (the “Order”), and such order provides for the making and filing of this Amended and Restated Certificate of Incorporation.
The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 303, Section 242 and Section 245 of the General Corporation Law of the State of Delaware, as authorized by the Order, to put into effect and carry out the Plan by amending and restating the Certificate of Incorporation in its entirety to read as set forth as follows:
ARTICLE I
The name of the Corporation is W. R. Grace & Co.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
Section 1    The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred and Fifty-Three Million (353,000,000), consisting of Fifty-Three Million (53,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”).
Section 2    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (“Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(a)    The designation of the series, which may be by distinguishing number, letter or title.
(b)    The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).
(c)    Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.
(d)    The dates on which dividends, if any, shall be payable.
(e)    The redemption rights and price or prices, if any, for shares of the series.
(f)    The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.
(g)    The amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(h)    Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.
(i)    Restrictions on the issuance of shares of the same series or of any other class or series.
(j)    The voting rights, if any, of the holders of shares of the series.
Section 3    The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.
Except as may be provided in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
Section 4    The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
Section 5    There shall be designated a series of the Corporation’s Preferred Stock, as follows:
(a)    Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
(b)    Dividends and Distributions.
(i)     Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of a fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(ii)    The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (a) of this paragraph (2) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(iii)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
(c)    Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(i)    Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(ii)    Except as otherwise provided herein, in any other certificate of designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(iii)    Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(d)    Certain Restrictions.
(i)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in paragraph (b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(A)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(B)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock, and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(C)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(D)    redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.
(ii)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph (d), purchase or otherwise acquire such shares at such time and in such manner.
(e)    Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
(f)    Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall also be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(g)    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by re-classification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(h)    No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
(i)    Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
(j)    Amendment. This Amended and Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
Section 6    Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)). The prohibition on the issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)). This Section 6 of this Article IV may be amended or eliminated in accordance with applicable law from time to time in effect.
ARTICLE V
The Corporation is to have perpetual existence.
ARTICLE VI
Section 1    Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
Section 2    Classes of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. The initial Class I, Class II and Class III directors shall be as set forth in the Plan. At each annual meeting after the first annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.
Section 3    Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 4    Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.
Section 5    Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.
Section 6    By-Laws. The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended, altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 80% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 7    No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issue of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.
ARTICLE VII
Section 1    Limitation of Liability.
(a)    To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.
(b)    Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
Section 2    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE VII shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.
Section 3    Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under Section 2 of this ARTICLE VII shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE VII), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE VII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE VII), the right to indemnification or advances as granted by this ARTICLE VII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE VII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE VII shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.
Section 4    Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.
Section 5    Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE VII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.
Section 6    Reliance. Persons who after the date of the adoption of this ARTICLE VII become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
Section 7    Other Rights; Continuation of Right to Indemnification. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE VII is in effect. Any repeal or modification of this ARTICLE VII or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.
Section 8    Merger or Consolidation. For purposes of this ARTICLE VII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.
Section 9    Savings Clause. If this ARTICLE VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, penalties, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE VII to the fullest extent permitted by any applicable portion of this ARTICLE VII that shall not have been invalidated and to the fullest extent permitted by applicable law.
Section 10    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or By-laws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrines shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware).
ARTICLE VIII
The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by either the chairman of the Board of Directors or the chief executive officer of the Corporation or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.
ARTICLE IX
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a by-law inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX and ARTICLE X, of this Amended and Restated Certificate of Incorporation.
ARTICLE X
Section 1    Right to Impose Trading Restrictions.
(a)    In the event that the Corporation determines (in consultation with outside counsel) that at least 25 percentage points of “owner shift” have occurred with respect to the Corporation’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”), during the relevant “testing period”, then the Board of Directors shall meet on an expedited basis to determine whether to impose restrictions on the trading of the Corporation’s stock in accordance with this ARTICLE X and to determine the specific terms of such restrictions. Unless otherwise defined herein, all terms used in this ARTICLE X (including but not limited to “5% shareholder,” “testing period,” “ownership change,” and “owner shift”) have the meaning ascribed to such terms under Section 382 and shall be construed accordingly.
(b)    In determining whether 25 percentage points of “owner shift” have occurred, it shall be presumed that at least 12.5 percentage points of “owner shift” have occurred as a result of the issuance of warrants to the WRG Asbestos PI Trust, a Delaware statutory trust, established pursuant to Section 524(g) of the Bankruptcy Code (the “Asbestos PI Trust”) (such warrants, the “Trust Warrants”). To the extent that the Trust Warrants are exercised in whole or in part, the actual amount of “owner shift” resulting from such exercise shall be used in determining whether 25 percentage points of “owner shift” have occurred, and the amount of the 12.5 percentage points of “owner shift” that were previously presumed shall be reduced by such amount. In the event that any or all of the Trust Warrants shall expire unexercised, then no further presumption with respect to the Trust Warrants shall apply.
Section 2    Procedure to Impose Trading Restrictions. If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock pursuant to Section 1(a) of this ARTICLE X, which determination shall require the affirmative vote of at least 66-2/3% of all the directors, then the Corporation shall promptly announce the imposition and terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission. The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the Securities and Exchange Commission.
Section 3    Principal Terms of Trading Restrictions. If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock in accordance with Section 1(a), the principal terms of such trading restrictions shall be as set forth in this Section 3 of this ARTICLE X. The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions, so long as such terms are consistent with the provisions of this ARTICLE X:
(a)    Any acquisition of the Corporation’s stock by a person or entity that is not a 5% shareholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 5% shareholder of the Corporation, unless the acquisition of such stock (i) was previously approved in writing by the Board of Directors, (ii) will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 5% shareholder whose stock acquisition had caused an “owner shift”), (iii) is the result of the exercise by the Asbestos PI Trust of the Trust Warrants, or (iv) is the result of any stock acquisition by the Asbestos PD Trust or the Asbestos PI Trust of stock directly from the Corporation (or any successor to the Corporation). Clauses (i) through (iv) of the immediately preceding sentence, each a “Permitted Acquisition”.
(b)    Any person or entity that is a 5% stockholder of the Corporation shall not be permitted to acquire additional stock of the Corporation and any such purchase of such additional stock shall be null and void ab initio as to the purchaser unless the acquisition of such stock was (1) previously approved in writing by the Corporation’s Board of Directors or (2) is a Permitted Acquisition.
(c)    Any stockholder of the Corporation seeking to use the “Permitted Acquisition” exception in the case of Section 3(a) or Section 3(b) of this ARTICLE X shall, prior to such transaction, notify the Corporation of its intent to engage in a Permitted Acquisition and provide at its own expense either (i) a legal opinion reasonably acceptable to the Corporation to the effect that such acquisition will qualify as a Permitted Acquisition, or (ii) a representation reasonably acceptable to the Corporation establishing that such acquisition will qualify as a Permitted Acquisition.
(d)    Any person or entity that holds 5% or more of the Corporation’s stock shall not be permitted to sell such stock, except that (i) there shall be no restriction on the ability of any person or entity to dispose of any stock of the Corporation held by such stockholder on the date on which the Corporation emerged from Chapter 11 bankruptcy protection (the “Emergence Date”), taking into account any adjustment in the number of shares held by such person or entity as a result of any stock splits, stock dividends, or other transactions that have caused a change in the number of shares held by such person or entity but which did not change the relative the economic ownership of such person or entity in the Corporation;
(i)    Any person or entity holding 9.99% or less, by value, of the outstanding stock of the Corporation shall be permitted to dispose of an amount of such stock representing up to 5%, by value, of the outstanding stock of the Corporation. Beginning two Business Days after such person or entity owns less than 5%, by value, of the Corporation’s stock, such person or entity shall be permitted to sell the remainder of such stock. The term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close; and
(ii)     the sale of such stock shall be permitted if either (1) the purchase of such shares is a Permitted Acquisition, or (2) the sale was previously approved in writing by the Corporation’s Board of Directors.
(e)    The Corporation shall announce by press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission if its Board of Directors shall determine that trading restrictions are no longer required. Any such trading restrictions shall expire automatically if the total amount of “owner shift” during the relevant “testing period” shall be less than 20 percentage points for purposes of Section 382.
(f)    Notwithstanding anything to the contrary contained herein, no restrictions shall be imposed on the acquisition or disposition of the Corporation’s stock by the Asbestos PI Trust or the WRG Asbestos Property Damage Settlement Trust, a Delaware statutory trust, established pursuant to Section 524(g) of the Bankruptcy Code (the “Asbestos PD Trust”), or on the ability of any person or entity to acquire any or all other stock of the Corporation from the Asbestos PI Trust or the Asbestos PD Trust to the extent the aforementioned stock is acquired by the Asbestos PI Trust or the Asbestos PD Trust directly from the Corporation.
Section 4    Requirement to Provide Information Regarding Share Ownership. All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock, including the dates of the acquisition and disposition of such stock and the amounts of such acquisitions and dispositions, to the extent reasonably requested by the Corporation. In determining whether any information requested by the Corporation is reasonable, any such information shall be reasonably necessary only to the extent such information is relevant to the Corporation in determining the level of owner shift that has or will occur for purposes of Section 382. Such information shall be provided within five Business Days of the Corporation’s request, and, at the stockholder’s reasonable request, the Corporation shall execute a standard confidentiality agreement with respect to such information.
Section 5    Bankruptcy Rules; Expiration. The restrictions described herein, once in effect, shall be subject to the standard rules for corporations emerging from bankruptcy, including that any acquisitions of stock in violation of such restrictions shall be null and void ab initio without any action being taken by the Corporation.
(a)    Any trading restrictions imposed by the Board of Directors shall automatically expire on (i) the second anniversary of the imposition of such restrictions, subject to the ability of the Board of Directors to impose new restrictions by an affirmative vote of the Board of Directors pursuant to Section 2 above or (ii) the date on which the amount of “owner shift” for purposes of Section 382 during the “testing period” is less than 20 percentage points.
(b)    This ARTICLE X shall automatically expire on the date that is three years after the Emergence Date; provided, however, that the Board of Directors shall be permitted to extend such provisions for additional three-year periods upon the affirmative vote of at least 66-2/3% of all the directors.
IN WITNESS WHEREOF, W. R. Grace & Co. has caused this Amended and Restated Certificate of Incorporation to be signed by this 31st day of January, 2014.

W. R. GRACE & CO.

By: /s/ Mark A. Shelnitz
Mark A. Shelnitz
Vice President, General Counsel and Secretary

KE 14337683